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Subject Company: META Group, Inc.. Commission File No.: 0-27280

On February 3, 2005, Gartner, Inc. held the following conference call..

1

Operator

Good morning, ladies and gentlemen, and welcome to Gartner Inc. fourth quarter 2004 year end earnings conference call. Our speakers today will be Gene Hall, Gartner’s Chief Executive Officer, and Chris Lafond, Gartner’s Chief Financial Officer. Following their remarks, we will open the lines for Q&A. A replay of this call will be available through March 3rd. The replay can be accessed by dialing 888-286-8010 for domestic calls and 617-801-6888 for international calls and by entering the passcode 37519974. This call is being simultaneously webcast and will be archived on Gartner’s website at investors.gartner.com.

As a reminder, this call cannot be taped or otherwise duplicated without the Company’s prior consent. The Company would like to remind everyone of the cautionary language of our forward-looking statements and projections contained in this press release and periodic filings with the SEC. The same language applies to any forward-looking statements made by Gartner management during today’s call. The Company cautions you that these statements are just predictions and that actual events or results may differ materially. The Company encourages you to read its SEC filings including its 10-K for the period ended December 31st, 2003, and its 10-Q for the period ended September 30, 2004, which discuss important factors that could cause actual results to differ from those made in any forward-looking statements. These filings can also be found at Gartner’s website and other financial information sites including www.SEC.com.

Please note that throughout the call the speakers will refer to financial measures including EBITDA and normalized EPS. Please refer to the press release and footnotes of the financial statements for full definitions of those terms.

Now I would like to turn the call over to Mr. Hall.

Gene Hall - Gartner, Inc. — CEO

Good morning everyone. We are going to discuss several topics on the call. I’m going to start by discussing our strategy. The META acquisition, how it fits, where we are in it, some organizational changes and some operational improvements.

Chris is then going to talk about our recent results; then I am going to close with our outlook for 2005 and 2006.

I joined Gartner about six months ago and my top priority has been to ensure that Gartner has a foundation for accelerating growth. So I’m going to focus on that this morning and we are also going to discuss that in more detail on our Investor Day on February 17th.

I’d like to begin with a discussion about our strategic situation. Over the last five years we have had flat revenues and shrinking earnings. But if you look under (ph) the coverage particularly with the last three years not all of our product lines have been doing poorly. So we have an Executive Programs product line that has actually had double-digit growth over the last three years and pretty good margins. And an events product line that has also double-digit growth with good margins. We have a consulting business that has not performed well for the last five years but — particularly in the last few months — the metrics have headed upward.

In fact Chris is going to talk about that when he talks about our results.

Then our last and most important product line is research. Research comprises our largest source of revenue and it is also our largest source of earnings; and if you look at the kind of the net of what’s going on is we have had a couple of businesses Executive Programs and events doing pretty well. But our largest and most profitable business declining over that period.

So if you look as we think about how to accelerate our growth and turn around the business the single best opportunity we have and most important one is growing research. So you’ve got to ask, okay, we haven’t been able to growth research of last five years what makes you think you can start growing research now?

Let me talk about that. First problem we could have is that we have a poor product. That is a product that nobody wants to buy. In other words, we have a lousy value proposition. If you actually look at our market research, clients rate our research product very highly. I can tell you this from my personal experience. As any of you know I was responsible for technology at ADP during the six years prior to joining Gartner and as technology leader I can tell you that Gartner Research makes the difference between success and failure. Large projects — $50 million projects. And the market research supports my anecdotal evidence as well.

Clients rate our products very highly, the people who use it. And CIO is clearly needed. We just finished a CIO survey in the fourth quarter that said two-thirds of CIOs are worried about keeping their jobs over the next year principally because of performance.

So we have a great product that can help them succeed as opposed to fail, yet we’re not growing. So what — could also be that the problem is it’s too expensive. If you look at our product in research our top client spent 10ths of a percent — that’s .1 percent kind of tenths — on Gartner Research. That’s our best clients. So we have got this product that on the one hand can make the difference between whether you succeed or fail as a CIO or as a technology leader and costs nothing in budget terms.

Again I never made my budget as a CIO based on whether the Gartner stuff was 2/10 or 3/10 of a percent of my budget. Didn’t even know, in fact, what percent it was. It was so small.

So it’s not that we don’t — we actually have a great value proposition. We have got a product that is high-value and low-cost and yet we’re not growing. What is the problem?

Well, if you look at it there’s a very small number of clients, relative to the opportunity, that actually use our products or any other R&A service. You’ve seen this data before. About 20 percent of the buying centers in billion dollar plus companies in the U.S. use Gartner or any of the other research and advisory services.

The primary reason is a lack of awareness. A lack of familiarity with our product and the value we provide. Just another anecdote. So I was responsible for technology at ADP for six years. I never once got a sales call from a he Gartner salesperson. That is typical.

If you look for example one of — give you another example — I was making a sales call on a client in one of our major cities. There are 12 companies over $1 billion in that city and we call on five of them. We don’t call on the other seven. Guess what? The other seven don’t really know much about Gartner, what product we provide and again our market research supports all that.

The reason they don’t have this is again, we’ve not — we’ve had weak coverage. Our sales strategy has been to assign our salespeople to existing clients as opposed to prospects, especially our field salespeople. And they are the ones that are most effective in converting prospects into clients. So to give you an example of that. Financial Institutions (indiscernible) is a great market for us because they’re such heavy IT users. We have a fairly low penetration there and we have multi-billion dollar companies, $65 billion financial institutions that we don’t have assigned to field salespeople. We basically don’t call on them. It is because they weren’t buying anything from us in the past.

Now despite this poor coverage, we have actually been shrinking our field salespeople. Over the last three years we have shrunk our field sales force by 5 percent a year. So it is no surprise to me, anyway, that our sales have been going down 5 percent a year while we have been shrinking our salespeople 5 percent a year.

In addition, it is worse outside the U.S. If you look at the U.S., we have an even bigger opportunity. In other words, the number of buying centers that use us or another research and value (ph) service is even smaller. Our product needs to be improved a bit there. We need to have more local coverage.

For example we don’t coverage Zeeman’s (ph) as well in Europe as we do a company like IBM in the U.S. In addition our products are primarily in English; and if you are in Germany or Japan or other countries where English is not the native language, our product is not as attractive.

It is also a large opportunity to existing clients. Today we have been focusing on selling to the more senior people than the client and there are many more people than those clients that can use those products.

Let me give you just an example, too, of the opportunity we see there. As we looked at — sales is a big part of this and coverage was a big part of that — we actually looked at the performance of individual salespeople; and actually much to my surprise a little less than half of our salespeople are actually growing our research business and growing it quickly. That half on average is growing it 16 percent a year. The other portion (ph) which is again slightly more than half is shrinking at 14 percent a year. When you look at the reason the overall research business is shrinking, it is not that all the salespeople are doing poorly, a little less than half are actually growing at double-digit rates but they can’t overcome the poor performance of the slightly more than half that are doing poorly, rather.

We look at whether that was true by industry, maybe it was all vendors. Does it vary by geography? And it is basically individual salespeople. We look then to see what is going on with the individual salespeople. How come some are so successful in growing research and some are not? The ones that are successful — we call them the greens, and the unsuccessful ones the reds — have the green guys basically can articulate the value proposition I just talked about earlier. They sit down with prospects and clients and say, “Look, here’s our product, it makes a difference between whether you succeed or fail. Whether the $50 million project (indiscernible) or fail.”

And they are very successful in communicating that value proposition to clients. They also call on a range of people in the client. They don’t just call on the CIOs. In contrast they guys that are losing our CV tend to call on either the CIOs or the purchasing guys as opposed to building support from the ground up.

Again, I can tell you from my previous expense as a CIO if I bought 50 Gartner seats and told people to use them, utilization would be a lot lower than if those 50 people were actually sold one by one. So the green guys — the ones that are growing — are actually selling those seats one by one. They can explain the value proposition. The red guys can’t explain the value proposition.

Lastly the green guys do a much better job of account planning than the red guys do.

Now it’s not just that the red guys are poor salespeople. There could be some of that, but we have not had any training and support for our salespeople to try and take these best practices. So the guys that are doing well are doing it on their own, not because we had adequate marketing support.

In addition to — so, what you should take away from that is there is a big opportunity. We have got a large group, almost half our salespeople today — and it is true of every geography who are successfully growing research at double-digit rates. The challenge is how do we get the guys that are not — that have been shrinking to do the things that the guys that are growing are doing?

Now, despite the importance of our research products to profitability, there has also been a complete lack of organizational focus on those products.

So this is an example. When I joined there was no P&L owner for the research product line, even though there was for consulting, for events, etc. We had very strong leaders in fact in those businesses that just happened to be growing.

In addition to that, the guy that leads our analyst group that produces the content that supports all of our businesses was three levels down below me, even though it is the source of competitive advantage and the unique aspect of Gartner.

Lastly, we had incredible product proliferation. We had more than 100 products in our research area alone, many of them having product managers and other kinds of support. And yet all of our profits and the vast majority of our revenues come from a handful of those products. Some of these products by the way half like $100,000 of revenue and they’ve had that for four or five years. We proved that they are not good sellers and yet we still have teams deployed against them. Obviously we’re going to fix that.

Let me summarize, then, on the situation. We have a great value proposition. We have got a product that has incredible value and has incredibly low cost. In my former job as a McKinsey consultant that was till this is one of the best value propositions you can have. Our market penetration today is extremely small relative to the opportunity and we have had a complete lack of or an insufficient lack of organizational focus on this business.

So now we have taken that as sort of the situation, actually developed a specific strategy and a plan for capturing that opportunity. First, let’s start with what our mission is because it is important and it applies to all of Gartner. Our mission is to provide insight for technology leaders. That applies to all of our product lines. We pick the word insight carefully because insight is not data, it is not information. Insight is the stuff that I talked to earlier that makes the difference between whether that $50 million project succeeds or fails. Whether the CIO gets fired or keeps his job and so forth. That applies, again, to all of our product lines. That is what our job in consulting is events as well as in research.

So let me summarize our strategy. The first element is that we are going to focus on selling to the CIO and beyond the CIO. This is a change in strategy particularly for research. As I mentioned earlier the articulated strategy it was to focus on the very senior leaders. The CIO or maybe one level down. In fact, there is a much larger opportunity. In fact, I talked about the greens earlier. They’re focusing lower in the organization and selling 50 seats for every CIO as opposed to three or four.

We have product lines that fit both needs. So for the CIO, we have our Executive Programs and consulting product lines. For the broader organization, we have research and events. By the way events I was talking about earlier has been growing at double-digit rates. They have been targeting more junior people in the organization as well. And they are leveraging that same research.

The second element of our strategy is to grow our sales capabilities which means, first, increasing coverage so that we actually cover these companies. I talked about the city where we cover five of the 12 billion plus companies. We need to add sales capacity so we cover all 12; and then we need because we can’t do everything at once we need to target the highest opportunity areas. You look, different industries have different levels of IT usage and intensity. Financial institutions tend to be the top one.

In the past we have done sales coverage. It has been pretty equal by industry. What we are going to do now is focus our resources on the industries that have the biggest opportunity and make sure we call on prospects, as well as clients.

We are going to increase our capacity, putting more feet on the street. We are going to improve the effectiveness so that each of our salespeople is individually more effective. Doing that with sales (indiscernible) automation. We can improve training such as sharing the best practices the greens with the red, better measures in management system and direct marketing. Again we use direct marketing in events very successfully to have an effective sales approach down further in the organization beyond the CIO. We don’t do that at all with research even though we have a very good capability internally.

We are also going to better match our non U.S. business to local needs outside of the U.S. We have picked three priority markets — Japan, Germany, and the UK. These are among the largest economies in the world and we have low penetration there. We are adding analysts so we do improve our local coverage. Direct you to the kind of example I gave earlier was Zeeman’s (ph) vs. IBM and we are adding analysts so that people can speak in their native language. So if you’re in Germany you can speak to a German analyst and then we’re going to add salespeople in those markets as well.

The fourth element of our strategy is we are going to evolve our offering to have even more value to clients. It is pretty clear from the greens that we can sell what’s on the truck today. We have got a great product that has high value but we do want to improve it over time. One element is ease-of-use. Today we distribute PDF documents where you have got to search through them to find what you really need. We can make that better. We need to have a better onboarding process so that when people — when we have new clients they get full value of the products so our retention is high.

Lastly, because the IT industry is so dynamic we need to make sure that we are focused, always, on the highest value contents. So that’s a summary of the strategy.

We have also made some organizational changes to support that strategy. First I eliminated two layers of management and I did that because I wanted to get a team with leaders of all the critical business areas that ran the business. As I mentioned before, certain critical areas were two or three levels below me and not a part of the decision-making group that is actually running the business. You can’t be effective if you’re doing that.

Secondly, we are putting talented experienced leaders in all the roles. I am actually very proud of the team that I have put together. You are going to get a chance to meet them all on Investor Day. I think you’ll feel the same way after you meet them. There’s a good mix of people from the outside and also very experienced Gartner people who bring, I think, a very good perspective on the business.

Lastly, in terms of the strategy, we have actually communicated the strategy broadly already; and we are starting to see some impact. When Chris talks about our fourth quarter results, you’ll see in fact that we have already had a bit of an upturn in research compared to past history; and we see it basically driven by the early results from this change in strategy, even though it has only been a couple of months that we have since we’ve defined and then communicated the strategy internally.

That is our strategy and the obvious question you might have how does META fit into it? Well META actually fits perfectly with that strategy. First, META adds more than 100 salespeople who know the industry and already have customer relationships. So you think about that we can’t cover all of these companies it is a great opportunity when I can get salespeople who actually know our industry and already had existing client relationships.

Secondly, it strengthens our geographic capabilities. I talked about in our strategy how we needed to focus on international, as well. We have weak capabilities in some markets, Germany is an example where META has much stronger capabilities. So you put us together in the international marketplace and it is very complementary and strengthens both companies.

In addition, it strengthens our research capabilities which are at the core of our competitive capabilities. META, for example, has industry practices that are very effective, particularly in energy and insurance. And we see introducing a broader set of industry practices as being one road to growth and providing even more value in our client, in our products set.

Another area is they have a very strong architecture group and there are other areas. We see that, in addition, it really strengthens our research capabilities. So META really does fit perfectly with the strategy I just articulated by adding salespeople, strengthening our geographic capabilities and adding to our research capabilities.

Of course, as you would expect, given the nature, the similarities and the companies, there are tremendous operational efficiencies in the combination as well which supports the business case a lot. We have appointed a full-time integration team on both our side and the META side. We both put top people on it. There are 10 work streams going on and that integration is going very smoothly.

So far, we found nothing that makes our business case — that changes our business case in any way from what we thought from before the agreement.

As we announced on Monday, we received Hart-Scott-Rodino clearance for the acquisition and we expect it to close in the second quarter. As I said in the press release, the expected financial impact is as follows. We don’t expect it will have any impact on operating earnings in 2005. Then, in 2006, we are targeting it to be $20 million accretive to our EBITDA in 2006. So that is META.

Let me turn to the people side of Gartner. Gartner is a professional services organization, built on people. We have an incredibly talented set of associates, but they have very low morale today. There is a number of reasons for that. One of the primary ones is that Gartner had previously reduced compensation across the board as a temporary measure to cut costs in the face of challenging economic conditions.

Now as the job market has improved, this has turned into a huge morale and turnover issue. When I joined Gartner, our turnover was over 20 percent a year and in large part due to this uncompetitive compensation. Of course, as you guys know, when the job market improves and people are unhappy, the best people are the ones that are the most at risk of leaving.

So we have reversed the previous compensation reductions and, unfortunately, this has an impact of reducing our EBITDA in 2005 by about $20 million.

Now let me also turn to operations. In addition to the people side and the strategy side, we have launched a number of initiatives designed to improve our operations. and, particularly, to improve our margins. We expect these things to have an impact of about $15 to $20 million on EBITDA in 2006 as a positive impact. Improve our EBITDA by $15 or $20 million in ‘06.

So that is a quick summary of both what is going on the strategy, with META, with our people and operations. So that is an overview. Let me now turn it over to Chris.

Chris Lafond - Gartner, Inc. — EVP & CFO

Good morning, everyone. For the fourth quarter, total revenue was 255 million, a 5 percent increase from 2003. Total revenue for the year was 894 million, a 4 percent increase over last year. Net income for the quarter was 5 million or 4 cents per diluted share, compared with a net income of 7 million or five cents diluted share in fourth quarter of 2003.

For the year, net income was 17 million or 13 cents per diluted share, compared with 24 million or 26 cents per diluted share in 2003. Normalized EPS for the fourth quarter was 14 cents. Normalized EPS for the quarter excluded charges totaling 14.7 million. The charges include 9.7 million of cash and 5 million of non-cash items.

Full details of this charge can be found in both our press release filed this morning, as well as the 8-K furnished on January 28th.

Normalized EPS for the fourth quarter of 2003 was 18 cents and excluded total charges of 24 million. For the full year 2004, normalized EPS was 40 cents compared with 39 cents in 2003.

A reconciliation of normalized EPS to GAAP EPS for both the year and the quarter is attached to our press release and is available on our website at www.Gartner.com. Our cash position at December 31st was 160 million. Our $100 million revolving line of credit remains undrawn, providing us with the ability to finance the META acquisition without taking on any additional debt.

Now I will highlight the results for our business units, beginning with research. We are encouraged by the results of our research business this quarter, particularly with respect to the growth in contract value. Contract value increased to 509 million, the first time it’s exceeded 500 million since the second quarter of 2002. This represents a year-over-year increase of 6 percent and on a constant currency basis contract value increased by 2 percent.

We also continue to see very positive trends with respect to client and wallet retention. Client retention increased to 80 percent from 78 percent in both the third quarter and fourth quarter of 2003. Wallet retention rose to 95 percent, up from 93 percent last quarter and 89 percent in the fourth quarter of last year.

Research revenue was 120 million for the fourth quarter, a 2 percent increase from last year. For the full year, research revenue was 480 million up 3 percent year-over-year.

Contract value for Executive Programs, which is reported as part of our research segment, increased to 115 million at the end of the fourth quarter, a 29 percent increase from a year ago.

At the end of 2004 we had almost 3,000 members in our various Executive Programs, up from 2600 in December of last year. As we have noted in the past, Executive Programs has a higher touch delivery model than our core research business and as a result has lower contribution margin than core research. As Executive Programs continues to grow at a faster rate than core research, the shift in product mix continues to impact the contribution margin of our research business.

Consulting revenue was 67 million in the fourth quarter, flat from last year. And for the full year, revenues were also relatively flat from 2003 at 259 million.

Utilization averaged 60 percent during the fourth quarter and 63 percent for the year, up significantly from an average utilization of 54 percent for the fourth quarter and 55 percent for the full year of 2003. Billable headcount was 493 as of December 31st vs. 463 in Q3 and 526 at the end of 2003. Hourly billing rates remain above $300 per hour.

Historically, the fourth quarter has been the most active in terms of sales activity and this year was certainly no exception. The increased sales activities reflected in both the CV numbers that I commented on earlier, as well as a strong backlog figure which increased to 112 million — a 9 million sequential increase. The increase in backlog should drive solid growth in the consulting business in the first half of 2005.

As you can see, the trends in our key consulting metrics are positive. However, we did experience a slight sequential decline in contribution margin, primarily due to both increased costs associated with supporting sales activity as well as targeted investments and critical infrastructure tools and people. We are already seeing the benefits from these investments as utilization has improved significantly over last year.

Finally, our events business continued its strong performance. Revenues were 64 million for the fourth quarter, up 18 percent from the same period last year. For the full year event revenues totaled 138 million, an increase of 16 percent over 2003. Our flagship Symposia ITxpo events around the world grew 10 percent and we continued to effectively manage our overall portfolio by investing in new events and rationalizing less profitable events.

During 2004, we held 56 events compared with 57 in 2003. Events revenue performance was driven by growth in attendees which rose from 28,000 in 2003 to 31,000 in 2004 — an increase of 12 percent — and by increased revenues from exhibitors.

Now let me spend a moment on expenses and overall margins. For the quarter, cost of services increased 10 percent excluding the impact of foreign currency. This was primarily driven by growth in both the events and Executive Programs business. SG&A increased 4 percent excluding FX, due to increased sales commissions and marketing-related spending.

For the year, cost of services increased 2 percent, excluding the effect of foreign currency, again driven primarily by growth to events in our Executive Programs business. As we disclosed last week we intend to take a charge in the first quarter of 2005 of between $10 and $20 million related to restructuring activities, including cash charges of 5 million for restructuring of international operations and 4 million for severance.

In addition we expect to take a charge of 6 million in either the second or third quarter of 2005, related to consolidation of our office space in San Jose, California.

Our tax rate for both Q4 and full year 2004 was impacted by the tax effect of our special charges, goodwill impairments, and our international tax repatriation strategy. Our ongoing normalized tax rate is expected to be 33 percent.

I would now like to discuss two items related to corporate governance and our capital structure. In an effort to focus on best practices around corporate governance, our Board has approved the elimination of our classified board structure. In addition, the Board has also approved the combination of our Class A and Class B shares into a single share class. Both of these items are subject to shareholder approval at our annual meeting to take place in late spring or early summer of this year.

The combination of the A and B shares is the next step in our overall capital structure strategy. While we will finance the pending META acquisition through existing cash and access to the current credit facility, we believe the optimal capital structure should include some portion of long-term debt. We will continue to evaluate the capital markets and determine the best form of financing for our Company and our balance sheet. We will go into more detail at Investor Day.

With that I will turn the call back over to Gene, who will outline our guidance for 2005.

Gene Hall - Gartner, Inc. — CEO

Now I think our results for the quarter show we are headed in the right direction but we clearly have a lot of work before us. In 2005, we expect to continue to take the steps necessary to drive growth and realize the full potential I talked about earlier. As you saw in the release, excluding the impact of META, for full year 2005 we expect total revenues will be about $916 to $942 million. That breaks down by business with research revenue of about $485 to $495 million, consulting revenue of 263 to 273 million, events revenue of about (technical difficulty) 159 million and other revenue of $14 to $15 million.

Based on this revenue, we are targeting EBITDA for the full year 2005 of $85 to $95 million and GAAP EPS of 15 cents to 24 cents, and normalized EPS — excluding special charges — of 30 to 35 cents per share. That is pretty disappointing to me, but as Chris said earlier, it is driven by two things.

First, there is the $20 million in reversing compensation cuts. The $20 million EBITDA effect. And, secondly, the adverse mix shift where we have been selling about the same total but it has been shifting from our more profitable core research to our less profitable marginal Executive Programs. So that is why it our strategy, again, we are addressing how do we get the growth rate of core research up as well?

As we noted we don’t expect the META transaction to have a material impact on 2005 operating results, excluding special charges related to integration. But we do expect it to be meaningfully accretive thereafter. So we are targeting about $20 million of additional EBITDA in 2006 from the acquisition as I mentioned earlier.

In addition to programs I talked about earlier, we expect to again achieve in positive results in 2005 and to have material impacts on our earnings 2006 to the order of $15 to $20 million in EBITDA.

So based on this outlook, we are driving toward a total EBITDA for 2006 in the range of $125 million to $135 million.

We are going to provide additional detail on this outlook at our Investor Day conference and that will include a closer look at the key metrics that drive our performance but we are no longer going to provide quarterly guidance. Instead, we’re setting target ranges for the full year, based on a clearly articulated strategy and we will provide updates on our progress against those annual targets on a quarterly basis.

But let me summarize, then, where we are. We have defined a strategy that we expect will provide substantial growth for the future. Let’s review that strategy with 2000 Gartner associates in January and so we are actually implementation (ph). This is not just a PowerPoint presentation. We actually have people implementing the strategy.

META fits perfectly with the strategy and we expect it will accelerate our growth. We have launched a series of operational improvement programs. They are going to improve our margins. We have reversed the previous compensation reductions that had a debilitating impact on morale and turnover. We have eliminated unnecessary organizational layers and put in place a talented experienced team to lead the business. With these changes we believe we are very well-positioned for the future.

We look forward to discussing this in more detail on Investor Day and updating you on our progress each quarter. Before we finish and begin a brief question-and-answer session, I want to remind you again about our Investor Day in New York City on February 17. You can call Amy Cohen at 212-687-8080 to register or if you have any questions about the conference. So we will now be happy to take your questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Brandon Dobell from

CSFB.

Brandon Dobell - CSFB — Analyst

(indiscernible) sales force metrics and then some issues that you talked about, Gene. As you look at reversing the compensation expense in the context of more than half of the sales force shrinking their base of business. How do we think about how you treat those salespeople? Do you want more churn in that part of the group? Are you worried about reversing some of the comp being just kind of a “hey here’s some extra money” but doesn’t get any change in behavior? How do we think about what these with the strategic changes, the thinking behind the compensation expense, how that should change behavior for your guys? And over what kind of timeframe could we expect to see some real changes in terms of metrics from that part of your salesforce?

Gene Hall - Gartner, Inc. — CEO

That’s a great question, Brandon. First, the compensation changes I mentioned do not apply to the sales force, to the field salespeople. They are paid on a performance basis on what they actually sell. We are changing their comp and that is, we are moving to more incentive comp and less fixed comp. So we are going to have — they will have more variable comp that depends on performance and less fixed comp. And we will be doing that — we’re doing it this year and we are doing it over a couple of years because I think the people that are most effective in sales like a lot of variable comp and don’t need that fixed comp. The changes I talked about earlier don’t apply to the sales force. Their compensation is only based on their performance.

Terms of the guys that are the reds that are performing not as well — we’re going to do two things there. One is that we are going to be training them, again, which we have not done. We have not equipped them with tools that the greens kind of picked up on their own. The green groups I talked about earlier. So we are going to do that and we are also going to weed out the poor performers. So we know sales is (inaudible) and we are focusing on it and I think with Mike McCarty who is our sales leader there, we have a very talented and expense sales leader who is on top of this.

Brandon Dobell - CSFB — Analyst

A bit of a different direction, in terms of the incentives for the field sales first, how should we think about how you look at existing accounts vs. new business or prospecting? How do those — are they equally rated for the sales guys? Is there some sort of structure that rewards them for increasing their base of business more than just kind of hanging onto existing or existing base of business and how do we think about wallet retention vs. customer retention, how that impacts the sales force comp.

Gene Hall - Gartner, Inc. — CEO

One of the changes we are making this year, as you’ll recall in the strategy, one of the key things we have got to do is get growth in research. So we have basically focused the primary accelerators in our sales comp plan on growth in research. They can get that growth. To get that growth they have to retain their existing clients and they have to sell either more to those existing clients or sell new clients. The message to the sales force has been both verbally, “This is what we want to do” and then as I said, our key accelerators are all focused around that. So we are hoping that will have a significant impact with the sales force.

Brandon Dobell - CSFB — Analyst

Shifting over to the product side of the equation. You have got a lot of products, it sounds like are smaller or not growing. How do we think about the people behind those products? Do they get redeployed into different areas? How do you make the decisions on which products to drop or to cut back or combine and, again, what timeframe should we think about? How to look at that at that process, is it a one quarter or two quarter thing? And then, I guess a follow-on would be how do you view the META product suite in that same kind of context? Can we expect a lot of combination products going forward?

Gene Hall - Gartner, Inc. — CEO

In terms of the Gartner product — and as I said we have more than 100 products in just core research. And we are going to pair that down to a number that is a fraction of that. That will have a lot of cost savings and I talked about these programs earlier. One is — that is, one of our programs is to go after and literally stop all those products that are $100,000 products that have no potential and then stable the costs associated with that. There a is long string of costs associated with that. I am talking about we are probably cutting back. I don’t have the final number but to give you sort of a range we are talking more than 50 percent of the product, the defined products. Because, again, all of our revenues and all our profits and, in fact, our potential is from a handful of them.

Brandon Dobell - CSFB — Analyst

That seems to make a lot of sense. Any impact did you guys see from some of the product changes on the consulting or the events bookings or as a group — kind of a small group of content that drives those two business lines?

Gene Hall - Gartner, Inc. — CEO

No, there will be events business, based — all four of our product lines events consulting, Executive Programs and the research product are all driven off the research content. In fact that is one of the changes I made organizationally is to make that now a shared service that is part of this group that runs the Company that was previously three levels down below me. Because that is the source of competitive advantage for all of our products. We really deliver that content in different ways depending on what is suitable for the client. Some people want to go to an event, periodically, to get that product; others want to have a consulting gig because they want it in more detail and so forth.

So with events in particular they leverage that product line and in fact, one great thing about events, too, is it helps us understand where the most interesting aspects of our product is, the marketplace, because you get very good response very quickly. People sign up or they don’t for these events. Even at the events you see which tracks they sign up for. This business leverages the full product line.

In terms of META, we are still analyzing exactly what we are going to do with META product, but directionally, again, our problem is not that we need breakthrough products. The green guys I was talking about before and all the market research says, “Yeah, we can make our products better but the real issue is that we are not selling it effectively and are not getting to all the people that can use it.” So that is really where the focus is going to be. We are not counting on a big breakthrough for META product.

Brandon Dobell - CSFB — Analyst

Okay and one final one. As you compare the greens and the reds, how different and if you could quantify it that’d be great. How different are — kind of wallet retention rates or customer retention rates between those two groups in the sales force?

Gene Hall - Gartner, Inc. — CEO

It is very different. And you’d expect that but again since the greens are growing an average of 16 percent and the reds are shrinking 14 percent, retention is very important in that. So it’s retention plus the growth. Part of the reason retention is better is the green guys, again, are selling the products one by one to people in the organization. So that is more productive when they’re selling one by one.

When you sell an individual that product and get them started, which is what they do, then that person — the likelihood that will be with us for ten years as a client is pretty high. If the CIO buys 40 seats and says anyone who wants one can use one and a couple of guys try it and the next year we wind up with 20 seats because 20 of them never got used. That is what the reds are doing. So the whole — the real strategy is focusing on selling them to the individual users in ways that meet their particular needs.

In fact, one of the sales programs that we have that we are working with here is introducing some more junior salespeople that can help the experienced green salespeople and leverage them to really grow that — the base of individual users more rapidly. We have a pilot going on with that both in Europe and in the U.S.

Operator

Laura Lederman from William Blair.

Laura Lederman - William Blair — Analyst

I have a few questions. Can you hear me? One of them is it sounds as though there is going to be a lot of potential turnover in the red sales force. Is that a correct assumption No. 1, and No. 2 what impact does that have on client retention if the sales people they have been dealing with are no longer there?

Gene Hall - Gartner, Inc. — CEO

First my presumption is not that the reds are succeeding because they’re all lousy. Again we have not given them the support to do it and the greens aren’t successful because we had all this great support and they just used it. The greens have been successful because they figured it out on their own one way or another. In fact in some way, ironically, before five years ago if you go back 10 years we did a similar thing to this. Some of those guys that are greens are very successful because they are still doing what we did 10 years ago in terms of selling these seats one by one and understanding value proposition.

We have not done that in recent years and so the first strategy here is to say “Let’s make sure we equip all our salespeople with the right tools and make them as effective as they can be.” In any salesforce there’s going to be people that don’t perform. We’re going to get rid those guys so what we’re going to do is give people the best possible support we can and those who still can’t produce whereupon get rid of.

But I wouldn’t read it as we’re just going to shoot half the salesforce because they’re not performing today. They have not had the support and a lot of those guys are good and they had been selling for example Executive Programs (indiscernible) consulting but not as effective at research which is disproportionally profitable.

Laura Lederman - William Blair — Analyst

This question is for Chris. Can you talk about cash flow from operations and also free cash flow for ‘05?

Chris Lafond - Gartner, Inc. — EVP & CFO

Sure, Laura, a couple of things on cash flow in 2004. I think we talked about this for the past couple of quarters. Continued to have impacts on what I would view as our ongoing cash generation capabilities for the Company. First of all we had significant cash charges again this year. I think we paid out over $37 million worth of cash charges this year which, as you know, we’re to have some of that pressure in the early to midpart of 2005 as we announce some additional charges so that pressure is going be with us until we get through that. So that is No. 1.

No. 2, on a year-over-year basis, we actually paid about $27 million of bonuses out. Obviously with Gene’s focus on compensation we’re going to continue to see that be a part of our ongoing cash payouts as well.

No. 3, as we talked about earlier, we had a tremendous improvement in 2003 in our accounts receivable aging. So we put a huge focus on driving that down and driving that to a place where we think it is reasonable. We think there’s a little bit of opportunity there. Certainly saw some additional improvement in 2004 but not to the same degree and magnitude so, certainly, that catch-up that we had was a great benefit in ‘03 which we didn’t see recur in ‘04.

Then, coupled with the fact that we had hoped to seek growth in contract value earlier in the year — in fact, as you know we saw a flat to declining contract value until essentially December and so, given our invoicing approach to billing clients upfront for research, there was very little there of additional growth to collect on it. So that impacted our working capital line.

Finally, we did have some prepaid expenses this year as obviously we did META transactions towards the end of the year. We had some prepaid expenses that went out the door there. We had some other prepaid expense activity this year, related to some of our bank financing etc. So we certainly have some things that affected cash flow in 2004 different than 2003.

As we move into 2005, we are certainly going to continue to have some pressure because of the charges. We are going to see cash activities related to the META integration. Certainly, you would imagine that we are going to have charges as we integrate and rationalize, bringing the two companies together. So that is going to continue to put some pressure.

Certainly hope that we begin as Gene highlighted our focus on research and given the nice growth we saw in the fourth quarter if we can see that continue certainly we will have the ability to drive some cash flow on top of the back of that improving bookings and CV performance.

So that is kind of the background of where we are on from the cash flow perspective.

Laura Lederman - William Blair — Analyst

So, can you give me a sense of what you expect for cash flow and free cash flow — cash flow from operations and free cash flow for ‘05?

Chris Lafond - Gartner, Inc. — EVP & CFO

Cash flow from operations? I wouldn’t expect any dramatic difference from a year-over-year basis. Obviously how quickly we begin to see the rebound in contract value will certainly affect how much we can pull in faster there.

Laura Lederman - William Blair — Analyst

What was the ‘05 number? I haven’t done the free cash flow calculation. What was a free cash flow — ?

Chris Lafond - Gartner, Inc. — EVP & CFO

In ‘04, cash from operations was about $44 million, I believe.

Laura Lederman - William Blair — Analyst

And what if you take CapEx out? What was it?

Chris Lafond - Gartner, Inc. — EVP & CFO

We had — that CapEx is about 25 million.

Laura Lederman - William Blair — Analyst

And so it should be flat year-over-year with that level?

Chris Lafond - Gartner, Inc. — EVP & CFO

Correct. And that would be our expectation. Yes so I think that is roughly where we will be thinking; and again that is not long-term cash-generating ability of the Company. We need to get through paying off the charges and getting through the integration of META and that will put us back on and, again, get back to growth of research. All that will get us back to where the cash flow generating opportunity of the Company should be.

Laura Lederman - William Blair — Analyst

Talking about a few other questions. What is the customer overlap with META? And what is the research kind of title overlap with META if you will?

Gene Hall - Gartner, Inc. — CEO

In terms of customer overlap, basically, we are analyzing that now. So I think it is premature to give you a specific number on that.

Laura Lederman - William Blair — Analyst

When you did your due diligence what was your best sense as to what that number was? A wild guess?

Gene Hall - Gartner, Inc. — CEO

Basically, we did some research on that and our best guess is that for parent companies, in other words the ultimate parent as opposed to divisions — that about half of META’s clients don’t use Gartner at all anywhere in their company. The other half, they might use it somewhere. So it could be division A uses both Gartner and META or it could be divisions A uses Gartner and division B uses META. So we think about half are in that situation and about half don’t use Gartner at all.

But, again, I would say that’s a preliminary number based on some market research we did before the acquisition.

Laura Lederman - William Blair — Analyst

Fair enough and a similar question which is the research titles, what is your best feel as to the overlap in the actual research?

Gene Hall - Gartner, Inc. — CEO

We’ve not looked at titles (indiscernible) we have looked at basically research areas and there are, in terms of research categories there is a substantial amount of overlap. But, again, in some cases we know that there are areas that we would like to invest more in but haven’t been able to for one reason or another and so there is a sizable amount of theoretical overlap but when you get down to actually who has the best capability, we think there is not as much overlap as it might appear. In terms of actual categories it is probably close to 100 percent.

Operator

(OPERATOR INSTRUCTIONS) Daniel O’Sullivan, Udendale (ph) Capital Partners.

Daniel O’Sullivan - Udendale Capital Partners — Analyst

Couple of quick questions here, Chris, can you break out the number for contract value between core and the XB (ph)?

Chris Lafond - Gartner, Inc. — EVP & CFO

We told you that at the end of this year we ended at 509 in total contract value and 115 million of that is Executive Programs.

Daniel O’Sullivan - Udendale Capital Partners — Analyst

Thank you. Quick housekeeping items there. Average client spend? Research?

Chris Lafond - Gartner, Inc. — EVP & CFO

Up slightly. I think we’ve been telling you, it has been in the low to mid $50,000 range, just in the upper end of that where — the higher end of the $50,000 range so it hasn’t changed dramatically but it is inching up a little bit.

Daniel O’Sullivan - Udendale Capital Partners — Analyst

Number of research clients?

Chris Lafond - Gartner, Inc. — EVP & CFO

Research organizations I think is in our press release, hold on, get you the number — I think we have 8,720 research organizations we work with today.

Daniel O’Sullivan - Udendale Capital Partners — Analyst

I apologize I don’t know if this is (indiscernible) didn’t see it, but the average hourly go rates for consulting?

Chris Lafond - Gartner, Inc. — EVP & CFO

The average hourly bill rates as we have been saying have been above $300 an hour and continue to remain strongly in that area so we are happy with where they’re staying.

Daniel O’Sullivan - Udendale Capital Partners — Analyst

I want to say it was around $312 or so last quarter so is it safe to say it’s around that same number?

Chris Lafond - Gartner, Inc. — EVP & CFO

It’s up slightly.

Daniel O’Sullivan - Udendale Capital Partners — Analyst

Just turning to the META acquisition, a few quick questions. I think Gene mentioned 50 percent. Now is that on the core research client base?

Gene Hall - Gartner, Inc. — CEO

The number I mentioned was any product from either company. So it’s not just core research, it’ s — .

Daniel O’Sullivan - Udendale Capital Partners — Analyst

So it’s events, it’s the whole ball of wax?

Gene Hall - Gartner, Inc. — CEO

It’s everything; that’s right.

Daniel O’Sullivan - Udendale Capital Partners — Analyst

In addition to that taking a look at how META was breaking out, the revenue lines, advisory and strategic consulting. Can you give us an indication of I mean as far as consulting, is that more like analysts? One day projects or is that more strategic, like what you guys are doing?

Gene Hall - Gartner, Inc. — CEO

Yes, the product lines don’t match perfectly but basically we they have a product line called Guru Consulting which is more similar to what we would call strategic advisory services or SAS. Which tends to be short-term engagements like half day, a day, maybe two days. Then we both have more traditional consulting projects which would be things longer than that. And in both cases they involve both consultants and they can pull in our research analysts as well. So it is very similar other than the naming’s a little bit different. It’s a little confusing because they call it Guru Consulting whereas we don’t think — we do it with both of us, you do with analysts.

Daniel O’Sullivan - Udendale Capital Partners — Analyst

Just for a little more clarity on that, I’m taking a look of income statement right now and for the third quarter of last year, that advisory service is 21 million. Now what bucket would that fall in for you guys? Under research?

Gene Hall - Gartner, Inc. — CEO

Yes.

Daniel O’Sullivan - Udendale Capital Partners — Analyst

Then they have another line item call published research products. Where would that go?

Gene Hall - Gartner, Inc. — CEO

That’s research as well.

Daniel O’Sullivan - Udendale Capital Partners — Analyst

In your other segment, you do have one-off research product purchases, right? That’s not similar to what they’re calling that line item?

Gene Hall - Gartner, Inc. — CEO

We do have one-off research prospects actually, Dan, in some of that. I will correct myself, it probably falls into that other bucket. So yes. Some of that would fall there.

Daniel O’Sullivan - Udendale Capital Partners — Analyst

I know it’s kind of difficult — I’m just trying to understand because they’re breaking it out differently than you guys are, so we can understand where the difference — whatever lines they are going to fall in.

Gene Hall - Gartner, Inc. — CEO

Yes, Dan, just general their product lines are very similar to ours, almost across the board. So they have a core research product they account for, exactly the way we do. Our SAS and their Guru accounted for exactly the same way, consulting, exactly the same way. They have a small events and Executive Programs business as well. So pretty well matches up nicely and I know it is little difficult so we will be happy to work with you, help you understand that so you can build your model.

Chris Lafond - Gartner, Inc. — EVP & CFO

That’s one of the beauties of the acquisition is that they match up so well against us that in terms of integration helps a lot.

Daniel O’Sullivan - Udendale Capital Partners — Analyst

Wonderful. Now talk about the equivalent to their EXT. Is that relatively small?

Gene Hall - Gartner, Inc. — CEO

Yes, it’s pretty small. We think that is going to be nicely complementary because we don’t expect too many people being in both services so we think that is going to be a great complementary business but again not particularly a large part of their business today.

Daniel O’Sullivan - Udendale Capital Partners — Analyst

Can you give us a number on their core research clients?

Gene Hall - Gartner, Inc. — CEO

It is probably around 2200 or so.

Daniel O’Sullivan - Udendale Capital Partners — Analyst

You have an average client expense of them? For research?

Gene Hall - Gartner, Inc. — CEO

I don’t actually. I don’t have those details.

Daniel O’Sullivan - Udendale Capital Partners — Analyst

This is probably going to be a little bit difficult too but if you could give us a ballpark? When do most of their research clients come up for renewal? Actually on the Forester call yesterday they always make the comments that a majority of their contracts come up for renewal in the fourth quarter. Is there any type of seasonality or particular quarter when a lot of their contracts come up for renewal?

Gene Hall - Gartner, Inc. — CEO

Our sales organization is actually working transition as we speak so as the deal gets closer to closing we will have a lot more information on that to be able to share with you.

Daniel O’Sullivan - Udendale Capital Partners — Analyst

One last question on that, I guess in the marketplace there has always been the perception that they were irrational pricer, undercutting price, tried to compete against you, Forester, and others. Now when these contracts come up for renewal, what is then strategy? What are the thoughts? Of client pushback? I mean if they’re paying $20,000 for a (indiscernible) 4 and now you’re trying to charge them $25,000 hypothetically. Have you approached that? What are your thoughts on that?

Gene Hall - Gartner, Inc. — CEO

Dan, obviously, as you go through when we do this integration a client by client review of how do you want to handle each client? How we want to work that will be something that will be an important part of our integration and transition strategy so I don’t think there’s a blanket answer for that and I would hesitate to just share any blanket comment. I think we’re going to work really hard to maintain all of the relationships to maintain all of the client spend. And that is going to be a client by client, salesperson by salesperson review.

Daniel O’Sullivan - Udendale Capital Partners — Analyst

Do you have a number for events next year, maybe the timing for the Symposia?

Chris Lafond - Gartner, Inc. — EVP & CFO

Symposia timing will be almost identical, maybe a couple of weeks. Spring will be — yeah, we will take you through the details, the spring symposium is going to be in the second quarter instead of the third — the first which it ended in but in general all the fall symposiums are roughly the same time. We are probably going to have a slightly larger number of events. I don’t want to peg a number because we’re still finalizing the schedule but probably between 5 and 10 additional events. Which will contribute to some of the growth that Gene Hall highlighted.

So the last couple of years we have held events business flat to slightly down. We believe there’s an opportunity in some targeted places to add some events and we’re going to go ahead and do that this year.

Daniel O’Sullivan - Udendale Capital Partners — Analyst

Just so I’m understanding it correctly as far as modeling we can expect the Symposia revenue to fall in the second and the fourth quarter?

Chris Lafond - Gartner, Inc. — EVP & CFO

Correct. The fall Symposia in the fourth quarter as you did in 2004.

Daniel O’Sullivan - Udendale Capital Partners — Analyst

Just. There’s a lot of large mergers going on right now for example, I mean SBC and AT&T. How does something like that impact you guys? If you had both of them as large clients and now it’s one organization. What is the impact in particular on core research?

Gene Hall - Gartner, Inc. — CEO

It varies by the specific situation but in a lot of cases what happens is, when two companies are combining there is — there might be 20 users at one company and 20 users at another company and they wind up being 40 users so you shouldn’t conclude that because they are combining necessarily means that it is negative. It depends on the situation.

Daniel O’Sullivan - Udendale Capital Partners — Analyst

Have a few more but I’ll jump back to give some people more time on the call as well.

Operator

There are no further questions.

Gene Hall - Gartner, Inc. — CEO

Why don’t we go ahead and end the call, then?

Operator

I’ll turn it back to you for closing remarks.

Gene Hall - Gartner, Inc. — CEO

Thank you, I want thank everybody for participating today and we hope you will join us on our Investor Day on February 17th. We look forward to that. Again we also look forward to sharing our progress again the programs and strategies we laid out today each quarter. So thanks, again, and look forward to seeing you then. Take care.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect.